                                  EXHIBIT 1.2

         ENGAGEMENT LETTER BETWEEN FIRST FEDERAL BANK OF IDAHO, F.S.B.
                      AND SANDLER O'NEILL & PARTNERS, L.P.

                       [LETTER HEAD OF SANDLER O'NEILL]



January 14, 1997



Board of Directors
First Federal Bank of Idaho FSB
920 Main Street
Lewiston, ID 83501

Attention:  Mr. William J. Larson
            Chairman of the Board
            ---------------------

Gentlemen:

     Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as an independent financial and marketing advisor to First Federal Bank of Idaho FSB (the "Bank") in connection with the Bank's proposed conversion from mutual to stock form (the "Conversion"), including the offer and sale of certain shares of the common stock of the proposed holding company for the Bank (the "Holding Company") to the Bank's eligible account holders in a Subscription Offering, to members of the Bank's community in a Direct Community Offering and, under certain circumstances, to the general public in a Syndicated Community Offering (collectively, the "Offerings"). For purposes of this letter, the term "Actual Purchase Price" shall mean the price at which the shares of the Holding Company's common stock are sold in the Conversion. This letter is to confirm the terms and conditions of our engagement.

SERVICES
--------

     Sandler O'Neill will act as a consultant and advisor to the Bank and the Holding Company and will work with the Bank's management, counsel, accountants and other advisors in connection with the Conversion and the Offerings. We anticipate that our services will include the following, each as may be necessary and as the Bank may reasonably request:

     1. Consulting as to the securities marketing implications of any aspect of the Plan of Conversion or related corporate documents;

     2. Reviewing with the Board of Directors the independent appraiser's appraisal of the common stock, particularly with regard to aspects of the appraisal involving the methodology employed;


      Sandler O'Neill & Partners, L.P. is a limited partnership, the sole general partner of which is Sandler O'Neill & Partners Corp., a New
                               York Corporation

Board of Directors
First Federal Bank of Idaho FSB
January 14, 1997                                               Sandler O'Neill
Page 2

     3. Reviewing all offering documents, including the Subscription and Community Offering Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Bank and the Holding Company and their counsel);

     4. Assisting in the design and implementation of a marketing strategy for the Offerings;

     5.   Assisting in obtaining all requisite regulatory approvals;

     6. Assisting Bank management in scheduling and preparing for meetings with potential investors and broker-dealers; and

     7. Providing such other general advice and assistance as may be requested to promote the successful completion of the Conversion.


SYNDICATED COMMUNITY OFFERING
-----------------------------

     If any shares of the Holding Company's common stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Bank and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption "Definitive Agreement" below, Sandler O'Neill will seek to form a syndicate of registered dealers to assist in the sale of such common stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. Sandler O'Neill will endeavor to limit the aggregate fees to be paid by the Bank under any such selected dealers agreement to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, but in no event shall such fees exceed 7% of the Actual Purchase Price of the shares sold under such agreements. Sandler O'Neill will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank nd the requirements of the Plan of Conversion, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sandler O'Neill be obligated to act as a selected dealer or to take or purchase any shares of the Holding Company's common stock.


FEES
----

     If the Conversion is consummated, the Bank agrees to pay Sandler O'Neill for its services hereunder the fees set forth below:

Board of Directors
First Federal Bank of Idaho FSB
January 14, 1997                                               Sandler O'Neill
Page 3

     1. A fee of one and one-half percent (1.5%) of the aggregate Actual Purchase Price of the shares of common stock sold in the Subscription Offering and in the Direct Community Offering, excluding in each case shares purchased by (i) any employee benefit plan of the Holding Company or the Bank established for the benefit of their respective directors, officers and employees, and (ii) any director, officer or employee of the Holding Company or the Bank or members of their immediate families, subject to a maximum fee equal to one and one-half percent (1.5%) of the aggregate gross proceeds at the midpoint of the estimated price range as set forth on the cover page of the final prospectus; and

     2. With respect to any shares of the Holding Company's common stock sold by an NASD member firm (other than Sandler O'Neill) under any selected dealer's agreement in the Syndicated Community Offering, (a) the sales commission payable to the selected dealer under such agreement, (b) any sponsoring dealer's fees, and (c) a management fee to Sandler O'Neill of two percent (2%). Any fees payable to Sandler O'Neill for common stock sold by Sandler O'Neill under any such agreement shall be limited to an aggregate of two percent (2%) of the Actual Purchase Price of such shares.

     If (i) Sandler O'Neill's engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned "Definitive Agreement" or (ii) the Conversion is terminated by the Bank, no fees shall be payable by the Bank to Sandler O'Neill hereunder; however, the Bank shall reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, subject to the terms and maximum limitation set forth under the caption "Costs and Expenses" below.

     All fees payable to Sandler O'Neill hereunder shall be payable in cash at the time of the closing of the Conversion. In recognition of the long lead times involved in the conversion process, the Bank agrees to make advance payments to Sandler O'Neill in the aggregate amount of $50,000, $25,000 of which shall be payable upon execution of this letter and the remaining $25,000 of which shall be payable upon commencement of the Subscription Offering, which shall be credited against any fees or reimbursement of expenses payable hereunder.


COSTS AND EXPENSES
------------------

     In addition to any fees that may be payable to Sandler O'Neill hereunder and the expenses to be borne by the Bank pursuant to the following paragraph, the Bank agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in

Board of Directors
First Federal Bank of Idaho FSB
January 14, 1997                                               Sandler O'Neill
Page 4

connection with this engagement hereunder, regardless of whether the Conversion is consummated, including, without limitation, legal fees, advertising, promotional, syndication, and travel expenses; provided, however, that Sandler
                                               --------  -------
O'Neill shall document such expenses to the reasonable satisfaction of the Bank, and provided further that in no event shall the Bank be required to reimburse
    -------- -------
Sandler O'Neill for more than an aggregate of $50,000 in out-of-pocket expenses under this letter. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

     As is customary, the Bank will bear all other expenses incurred in connection with the Conversion and the Offerings, including, without limitation,
(i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials (which at the option of the Bank may be printed from camera-ready text); (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Bank's and the Holding Company's counsel, accountants and other advisors. In the event Sandler O'Neill incurs any such fees and expenses on behalf of the Bank or the Holding Company, the Bank will reimburse Sandler O'Neill for such fees and expenses whether or not the Conversion is consummated; provided, however, that
                                                       --------  -------
Sandler O'Neill shall not incur any expenses in excess of $1,000 on behalf of the Bank or the Holding Company pursuant to this paragraph without the prior approval of the Bank.


POST-CONVERSION GENERAL ADVISORY SERVICES
-----------------------------------------

     If the Conversion is consummated, Sandler O'Neill agrees to act as an independent financial advisor to the Holding Company and its subsidiaries in connection with the Holding Company's general strategic planning ("General Advisory Services"). In connection with such General Advisory Services, we would expect to work with the Holding Company's management, its counsel, accountants and other advisors to assess the Holding Company's strategic alternatives and help implement a tactical plan to enhance the value of the Holding Company. We anticipate that our activities would include, as appropriate, those activities outlined in Exhibit A hereto. Sandler O'Neill shall provide such services at the Holding Company's request for a period of one year following the completion of the Conversion; provided, however, that the
                                                 --------  -------
Holding Company shall reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with providing such services. Thereafter, if both parties wish to continue the relationship, the parties will enter into a separate advisory services agreement on terms and conditions to be negotiated at such time.

Board of Directors
First Federal Bank of Idaho FSB
January 14, 1997                                               Sandler O'Neill
Page 5


DUE DILIGENCE REVIEW
--------------------

     Sandler O'Neill's obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Holding Company and the Bank, and their respective directors, officers, agents and employees, as Sandler O'Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Bank agrees that, at its expense, it will make available to Sandler O'Neill all information which Sandler O'Neill requests,and will allow Sandler O'Neill the opportunity to discuss with the Bank's and the Holding Company's management the financial condition, business and operations of the Bank and the Holding Company. The Bank and the Holding Company acknowledge that Sandler O'Neill will rely upon the accuracy and completeness of all information received from the Bank and the Holding Company and their respective directors, trustees, officers, employees, agents, independent accountants and counsel.

     Sandler O'Neill agrees that its obligation to perform the services contemplated by this letter will not be conditioned upon inclusion in any prospectus of audited financial statements as of December 31, 1996 and the nine months then ended.


BLUE SKY MATTERS
----------------

     The Bank agrees that if Sandler O'Neill's counsel does not serve as counsel with respect to blue sky matters in connection with the Offerings, the Bank will cause the counsel performing such services to prepare a Blue Sky Memorandum related to the Offerings including Sandler O'Neill's participation therein and shall furnish Sandler O'Neill a copy thereof address to Sandler O'Neill or upon which such counsel shall state Sandler O'Neill may rely.


CONFIDENTIALITY
---------------

     Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation, Sandler O'Neill agrees that it will not disclose any Confidential Information relating to the Bank obtained in connection with its engagement hereunder (whether or not the Conversion is consummated). As used in this paragraph, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sandler O'Neill, (ii) was available to Sandler O'Neill on a non-confidential basis prior to its disclosure to Sandler O'Neill by the Bank, or (iii) becomes available to Sandler O'Neill on a non-confidential basis from a person other than the Bank who is not otherwise known

Board of Directors
First Federal Bank of Idaho FSB
January 14, 1997                                               Sandler O'Neill
Page 6

to Sandler O'Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

     In the event Sandler O'Neill is requested or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it will provide the Bank with prompt written notice so that the Bank may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter. In the event that such protective order or other remedy is obtained, or that the Bank waives compliance with the provisions of this letter, Sandler O'Neill will furnish only that portion of the Confidential Information which is legally required.


INDEMNIFICATION
---------------

     Since Sandler O'Neill will be acting on behalf of the Bank and the Holding Company in connection with the Conversion, the Bank and the Holding Company agree to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or
Section 20 of the Securities and Exchange Act (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Conversion or the engagement of Sandler O'Neill pursuant to, or the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Bank and the Holding Company will not be liable in
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any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Bank by Sandler O'Neill expressly for use therein (the "Agent Information"), or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O'Neill. If the foregoing indemnification is unavailable for any reason, the Bank and the Holding Company agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Conversion bears to that of Sandler O'Neill.

Board of Directors
First Federal Bank of Idaho FSB
January 14, 1997                                               Sandler O'Neill
Page 7

DEFINITIVE AGREEMENT
--------------------

     Sandler O'Neill and the Bank agree that (a) except as set forth in clause
(b) the foregoing represents the general intention of the Bank and Sandler O'Neill with respect to the services to be provided by Sandler O'Neill in connection with the Offerings, which will serve as a basis for Sandler O'Neill commencing activities, and (b) the only legal and binding obligations of the Bank, the Holding Company and Sandler O'Neill with respect to the subject matter hereof shall be (1) the Bank's obligation to reimburse costs and expenses pursuant to the section captioned "Costs and Expense," (2) those set forth under the captions "Confidentiality" and "Indemnification," and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of Sandler O'Neill in connection with the Offerings. Such Agency Agreement shall be in form and content satisfactory to Sandler O'Neill, the Bank and the Holding Company and their respective counsel and shall contain standard indemnification provisions consistent herewith.

     Sandler O'Neill's execution of such Agency Agreement shall also be subject to (i) Sandler O'Neill's satisfaction with its investigation of the Bank's business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O'Neill and its counsel,
(iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler' O'Neill, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the proposed offering. Sandler O'Neill may terminate this agreement if such Agency Agreement is not entered into prior to December 31, 1997.


ELIMINATION OF HOLDING COMPANY
------------------------------

     If the Board of Directors of the Bank, for any reason, elects not to proceed with the formation of the Holding Company but determines to proceed with the Conversion and substitute the common stock of the Bank for the common stock of the Holding Company, all of the provisions of this letter relating to the common stock of the Holding Company will be deemed to pertain to the common stock of the Bank on the same terms and conditions that such provisions pertain to the common stock of the Holding Company and all of the references in this letter to the Holding Company shall be deemed to refer to the Bank or shall have no effect, as the context of the reference requires.


MISCELLANEOUS
-------------

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This

Board of Directors
First Federal Bank of Idaho FSB
January 14, 1997                                               Sandler O'Neill
Page 8


Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                              Very truly yours,

                              Sandler O'Neill & Partners, L.P.
                              By:  Sandler O'Neill & Partners Corp.,
                                   the sole general partner.



                              By:  /s/ Catherine A. Lawton
                                 --------------------------------------
                                   Catherine A. Lawton
                                   Vice President

Accepted and agreed to as of
the date first above written:

First Federal Bank of Idaho FSB



By: /s/ William J. Larson
   --------------------------
     William J. Larson
     Chairman of the Board

                                                                 Sandler O'Neill

                                   EXHIBIT A

                           GENERAL ADVISORY SERVICES
                           -------------------------


1. A review and analysis of the Holding Company's current business and financial characteristics, including its operating strategies, balance sheet composition, historical operating performance, branch structure and market share, and the Holding Company's competitive position relative to selected peer groups;

2. Creation of a base case financial model to serve as a benchmark for analyzing alternative strategies and market environments;

3. An analysis of the impact on the franchise value of altering the Holding Company's dividend policy, implementing a stock repurchase program, or changing the asset mix or other operating activities;

4. An analysis of the Holding Company's acquisition resources, objectives and capacity to compete for acquisition opportunities;

5. A summary of recent merger and acquisition trends in the financial services industry, including tactics employed by others and typical terms and values involved;

6. A review of other strategic alternatives which could provide long-term benefits and enhanced value to the Holding Company;

7. A review of the Holding Company's advance defensive preparation plans, including a comprehensive financial valuation and an analysis of stock ownership and trading activity;

8. A review with the Board of Directors of the Holding Company of Sandler O'Neill's findings, with periodic updates as may be requested;

9. Ongoing general advice and counsel to management and the Board of Directors of the Holding Company with respect to strategic and tactical issues; and

10. Rendering such financial advisory and investment banking services as may from time to time be agreed upon by Sandler O'Neill and the Holding Company.